Exhibit 99.1

Contact: Drew Babin, CFA, CMA Head of Financial Strategy and Investor Relations Medical Properties Trust, Inc. (646) 884-9809 dbabin@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. REPORTS THIRD QUARTER RESULTS AND OTHER UPDATES

Continues Scheduled Increase in Cash Rents from New Operators

Announces $150 Million Strategic Common Stock Repurchase Program

Birmingham, AL – October 30, 2025 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced financial and operating results for the third quarter ended September 30, 2025, as well as certain events occurring subsequent to quarter end.

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Net loss of ($0.13) and Normalized Funds from Operations (“NFFO”) of $0.13 for the 2025 third quarter on a per share basis. Third quarter net loss includes approximately $82 million ($0.14 per share) in impairment charges primarily related to certain Prospect Medical Group (“Prospect”) bankruptcy transactions;

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Cash rents from MPT’s new tenants are fully current through October with the exception of three facilities in Ohio and Pennsylvania (96% of scheduled rents collected). Including approximately $4 million of September rent received on October 1 from a cash-basis tenant, cash collections increased as expected to $16 million in the third quarter versus $11 million in the second quarter; cash collections for the fourth quarter of 2025 (not including the September rent collected on October 1) approximate $22 million;

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Subsequent to Prospect’s August agreement to sell its California operations to NOR Healthcare Systems Corp. (“NOR”), MPT agreed in principle to a lease with NOR which is expected to result in stabilized annual cash rent of $45 million, provided that regulatory approvals are received;

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Entered into a settlement with Prospect and Yale New Haven Health System (“Yale”) in September under which $45 million in cash from Yale, proceeds from the sale of three Connecticut hospitals and other consideration are expected to exceed MPT’s current debtor-in-possession (“DIP”) loan balance;

•	Sold two facilities in Arizona in August with nominal annual cash rent for approximately $50 million; and

•	Paid a regular quarterly dividend of $0.08 per share in October.

Edward K. Aldag, Jr., Chairman, President and Chief Executive Officer, said, “Our recently transitioned portfolio continues to ramp cash rents as expected. Following the successful re-tenanting of our California hospitals, we have increased confidence that pro rata annualized cash rent from our current portfolio will exceed $1 billion by the end of 2026.”

The Company also today announced that its board of directors has authorized a program to strategically repurchase up to $150 million of its common stock. Aldag commented, “With cash rents ramping and increased opportunities to turn low-yielding assets into cash, we have growing flexibility to address our near-term debt maturities. With the added expectation for near-term recoveries from Prospect, we feel comfortable with our liquidity and believe strongly that MPT stock is one of the best investments we can make.”

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, operating results, and reconciliations of net loss to NFFO, including per share amounts, all on a basis comparable to 2024 results.

PORTFOLIO UPDATE

Medical Properties Trust has total assets of approximately $14.9 billion, including $9.0 billion of general acute facilities, $2.5 billion of behavioral health facilities and $1.6 billion of post-acute facilities. As of September 30, 2025, MPT’s portfolio included 388 properties and approximately 39,000 licensed beds leased to or mortgaged by 51 hospital operating companies across the United States as well as in the United Kingdom, Switzerland, Germany, Spain, Finland, Colombia, Italy and Portugal.

In Europe, admissions, reimbursement and acuity trends remain strong. Despite an adverse impact on referrals to private behavioral care providers due to recent NHS restructuring in the United Kingdom, Priory’s and MPT’s overall behavioral health portfolios maintained healthy TTM EBITDARM coverage.

In the United States, general acute care providers continue to report increasing admissions and TTM EBITDARM coverage year-over-year. In post-acute care settings, operators are driving strong revenue growth while effectively managing contract labor expenses, resulting in a slight year-over-year increase in TTM EBITDARM coverage.

The new tenants to which MPT has transferred the operations of properties in Florida, Texas, Arizona and Louisiana continue to report improving performance trends as they ramp up operations. MPT has collected materially all cash rent owed by these tenants through October with the exception of the previously disclosed Ohio facilities, one of which has re-opened with rent expected to resume in 2026, and one open Pennsylvania hospital that owes a nominal amount of rent.

Prospect’s in-court restructuring process which commenced in January 2025 remains underway. In March 2025, the Bankruptcy Court approved a settlement agreement between MPT, Prospect and certain other parties that will enable Prospect to sell its hospital operations and the related real estate with MPT’s cooperation. MPT expects NOR’s successful bid for Prospect’s California operations, which remains subject to regulatory approval, to close by the end of 2025 and result in 50% payments of stabilized annual cash rent of approximately $45 million after a six-month period and full payment of rents at this level after twelve months.

Further, the Company’s settlement with Prospect and Yale related to three Connecticut hospitals, as well as the expected sale of the hospitals (two of which are subject to binding purchase agreements), are expected to result in proceeds exceeding MPT’s current DIP loan balance of approximately $100 million. The only remaining potential DIP commitment is a conditional loan of up to $30 million secured by assets including proceeds of causes of action.

OPERATING RESULTS

Net loss for the third quarter ended September 30, 2025 was ($78 million) (($0.13) per share), compared to a net loss of ($801 million) (($1.34) per share) in the year earlier period.

NFFO for the third quarter ended September 30, 2025 was $77 million ($0.13 per share), compared to $94 million ($0.16 per share) in the year-earlier period.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for October 30, 2025 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter ended September 30, 2025. The dial-in numbers for the conference call are 800-715-9871 (North America) and 646-307-1963 (International) along with passcode 6695005. The conference call will also be available via webcast in the Investor Relations section of the Company’s website, www.medicalpropertiestrust.com.

A telephone and webcast replay of the call will be available beginning shortly after the call’s completion. The telephone replay will be available through November 6, 2025, using dial-in numbers 800-770-2030 (North America) and 609-800-9909 (International) along with passcode 6695005. The webcast replay will be available for one year following the call’s completion on the Investor Relations section of the Company’s website.

The Company’s supplemental information package for the current period will also be available on the Company’s website in the Investor Relations section.

The Company uses, and intends to continue to use, the Investor Relations page of its website, which can be found at www.medicalpropertiestrust.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the Investor Relations page, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed in 2003 to acquire and develop net-leased hospital facilities. From its inception in Birmingham, Alabama, the Company has grown to become one of the world’s largest owners of hospital real estate with 388 facilities and approximately 39,000 licensed beds in nine countries and across three continents as of September 30, 2025. MPT’s financing model facilitates acquisitions and recapitalizations and allows operators of hospitals to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “estimate”, “target”, “anticipate”, “believe”, “objectives”, “outlook”, “guidance” or other similar words, and include statements regarding our strategies, objectives, asset sales and other liquidity transactions (including the use of proceeds thereof), expected re-tenanting of facilities and receipt of related rents, expected outcomes from Prospect’s Chapter 11 restructuring process and any related transactions, including the application of the Yale settlement payment, the closing of the NOR transaction and receipt of regulatory approvals, and the use of proceeds thereof, MPT’s remaining DIP obligations and expected repayments, and potential repurchases under the common stock repurchase program. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results or future events to differ materially from those expressed in or underlying such forward-looking statements, including, but not limited to: (i) the risk that that projected rents may be lower than anticipated or realized later than expected; (ii) the risk that the NOR transaction will not receive required regulatory approvals for close; (iii) the risk that the timing, outcome and terms of the bankruptcy restructuring of Prospect will not be consistent with those anticipated by the Company; (iv) our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate acquisitions and investments; (v) the risk that previously announced or contemplated property sales, loan repayments, and other capital recycling transactions do not occur as anticipated or at all; (vi) the risk that MPT is not able to attain its leverage, liquidity and cost of capital objectives within a reasonable time period or at all; (vii) MPT’s ability to obtain or modify the terms of debt financing on attractive terms or at all, as a result of changes in interest rates and other factors, which may adversely impact our ability to pay down, refinance, restructure or extend our indebtedness as it becomes due, or pursue acquisition and development opportunities; (viii) the ability of our tenants, operators and borrowers to satisfy their obligations under their respective contractual arrangements with us; (ix) the ability of our tenants and operators to operate profitably and generate positive cash flow, remain solvent, comply with applicable laws, rules and regulations in the operation of our properties, to deliver high-quality services, to attract and retain qualified personnel and to attract patients; (x) the risk that we are unable to monetize our investments in certain tenants at full value within a reasonable time period or at all; (xi) the risk that the operations of our tenants will be negatively impacted by changes to Medicaid funding introduced by the OBBBA; and (xii) the risks and uncertainties of litigation or other regulatory proceedings.

The risks described above are not exhaustive and additional factors could adversely affect our business and financial performance, including the risk factors discussed under the section captioned “Risk Factors” in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q, and as may be updated in our other filings with the SEC. Forward-looking statements are inherently uncertain and actual performance or outcomes may vary materially from any forward-looking statements and the assumptions on which those statements are based. Readers are cautioned to not place undue reliance on forward-looking statements as predictions of future events. We disclaim any responsibility to update such forward-looking statements, which speak only as of the date on which they were made.

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MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except for per share data)
	September 30, 2025	December 31, 2024
Assets	(Unaudited)	(A)
Real estate assets
Land, buildings and improvements, intangible lease assets, and other	$11,748,943	$11,259,842
Investment in financing leases	943,750	1,057,770
Real estate held for sale	—	34,019
Mortgage loans	127,926	119,912

Gross investment in real estate assets	12,820,619	12,471,543
Accumulated depreciation and amortization	(1,633,531)	(1,422,948)

Net investment in real estate assets	11,187,088	11,048,595

Cash and cash equivalents	396,577	332,335
Interest and rent receivables	25,142	36,327
Straight-line rent receivables	851,749	700,783
Investments in unconsolidated real estate joint ventures	1,379,600	1,156,397
Investments in unconsolidated operating entities	319,192	439,578
Other loans	245,535	109,175
Other assets	519,312	471,404

Total Assets	$14,924,195	$14,294,594

Liabilities and Equity
Liabilities
Debt, net	$9,616,176	$8,848,112
Accounts payable and accrued expenses	475,938	454,209
Deferred revenue	22,113	29,445
Obligations to tenants and other lease liabilities	148,605	129,045

Total Liabilities	10,262,832	9,460,811

Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 750,000 shares; issued and outstanding - 601,136 shares at September 30, 2025 and 600,403 shares at December 31, 2024	601	600
Additional paid-in capital	8,602,994	8,584,917
Retained deficit	(4,097,973)	(3,658,516)
Accumulated other comprehensive income (loss)	154,687	(94,272)

Total Medical Properties Trust, Inc. stockholders’ equity	4,660,309	4,832,729

Non-controlling interests	1,054	1,054

Total Equity	4,661,363	4,833,783

Total Liabilities and Equity	$14,924,195	$14,294,594

(A) Financials have been derived from the prior year audited financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Revenues
Rent billed	$181,001	$169,721	$524,051	$552,784
Straight-line rent	36,405	36,602	116,197	119,719
Income from financing leases	9,944	9,798	29,772	53,832
Interest and other income	10,172	9,706	31,660	37,368

Total revenues	237,522	225,827	701,680	763,703

Expenses
Interest	132,395	106,243	377,905	316,358
Real estate depreciation and amortization	66,993	204,875	198,282	382,701
Property-related (A)	8,993	4,994	26,891	17,475
General and administrative	37,734	36,625	105,842	105,300

Total expenses	246,115	352,737	708,920	821,834

Other (expense) income
(Loss) gain on sale of real estate	(9,115)	91,795	4,156	475,196
Real estate and other impairment charges, net	(81,761)	(607,922)	(159,284)	(1,438,429)
Earnings (loss) from equity interests	34,403	21,643	73,713	(369,565)
Debt refinancing and unutilized financing costs	(14)	(713)	(3,629)	(3,677)
Other (including fair value adjustments on securities)	(1,498)	(169,790)	(171,138)	(566,821)

Total other expense	(57,985)	(664,987)	(256,182)	(1,903,296)

Loss before income tax	(66,578)	(791,897)	(263,422)	(1,961,427)

Income tax expense	(10,872)	(9,032)	(30,112)	(34,538)

Net loss	(77,450)	(800,929)	(293,534)	(1,995,965)
Net income attributable to non-controlling interests	(280)	(234)	(828)	(1,458)

Net loss attributable to MPT common stockholders	$(77,730)	$(801,163)	$(294,362)	$(1,997,423)

Earnings per common share - basic and diluted:
Net loss attributable to MPT common stockholders	$(0.13)	$(1.34)	$(0.49)	$(3.33)

Weighted average shares outstanding - basic	601,136	600,229	600,867	600,197
Weighted average shares outstanding - diluted	601,136	600,229	600,867	600,197
Dividends declared per common share	$0.08	$0.08	$0.24	$0.38

(A) Includes $2.3 million and $2.6 million of ground lease and other expenses (such as property taxes and insurance) paid directly by us and reimbursed by our tenants for the three months ended September 30, 2025 and 2024, respectively, and $9.3 million and $9.8 million for the nine months ended September 30, 2025 and 2024, respectively.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net Loss to Funds From Operations

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024

FFO information:
Net loss attributable to MPT common stockholders	$(77,730)	$(801,163)	$(294,362)	$(1,997,423)
Participating securities’ share in earnings	(256)	(153)	(597)	(807)

Net loss, less participating securities’ share in earnings	$(77,986)	$(801,316)	$(294,959)	$(1,998,230)

Depreciation and amortization	82,242	218,646	240,465	430,128
Loss (gain) on sale of real estate	9,115	(91,795)	(4,156)	(475,196)
Real estate impairment charges	78,677	179,952	126,645	679,276

Funds from operations	$92,048	$(494,513)	$67,995	$(1,364,022)

Other impairment charges, net	6,976	427,811	40,487	1,172,789
Litigation, bankruptcy and other (recoveries) costs	(1,125)	28,899	11,078	46,507
Share-based compensation (fair value adjustments) (A)	3,457	—	3,444	—
Non-cash fair value adjustments	(12,066)	130,949	123,370	511,472
Tax rate changes and other	(12,091)	8	(10,970)	4,596
Debt refinancing and unutilized financing costs	14	713	4,273	3,677

Normalized funds from operations	$77,213	$93,867	$239,677	$375,019

Certain non-cash and related recovery information:
Share-based compensation (A)	$8,885	$14,427	$27,420	$30,581
Debt costs amortization	$7,445	$4,994	$20,435	$14,769
Non-cash rent and interest revenue (B)	$349	$—	$349	$—
Cash recoveries of non-cash rent and interest revenue (C)	$556	$552	$1,620	$6,840
Straight-line rent revenue from operating and finance leases	$(39,688)	$(41,363)	$(124,945)	$(129,395)

Per diluted share data:
Net loss, less participating securities’ share in earnings	$(0.13)	$(1.34)	$(0.49)	$(3.33)

Depreciation and amortization	0.14	0.37	0.40	0.72
Loss (gain) on sale of real estate	0.01	(0.15)	(0.01)	(0.79)
Real estate impairment charges	0.13	0.30	0.21	1.13

Funds from operations	$0.15	$(0.82)	$0.11	$(2.27)

Other impairment charges, net	0.01	0.71	0.06	1.94
Litigation, bankruptcy and other (recoveries) costs	—	0.05	0.02	0.08
Share-based compensation (fair value adjustments) (A)	0.01	—	0.01	—
Non-cash fair value adjustments	(0.02)	0.22	0.21	0.85
Tax rate changes and other	(0.02)	—	(0.02)	0.01
Debt refinancing and unutilized financing costs	—	—	0.01	0.01

Normalized funds from operations	$0.13	$0.16	$0.40	$0.62

Certain non-cash and related recovery information:
Share-based compensation (A)	$0.01	$0.02	$0.05	$0.05
Debt costs amortization	$0.01	$0.01	$0.03	$0.02
Non-cash rent and interest revenue (B)	$—	$—	$—	$—
Cash recoveries of non-cash rent and interest revenue (C)	$—	$—	$—	$0.01
Straight-line rent revenue from operating and finance leases	$(0.07)	$(0.07)	$(0.21)	$(0.22)

Notes:

Investors and analysts following the real estate industry utilize funds from operations (“FFO”) as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or Nareit, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization, including amortization related to in-place lease intangibles, and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the Nareit definition, we disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs (if any not paid by our tenants) to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our results of operations or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

Certain line items above (such as depreciation and amortization) include our share of such income/expense from unconsolidated joint ventures. These amounts are included with all activity of our equity interests in the “Earnings (loss) from equity interests” line on the consolidated statements of income.

(A) Total share-based compensation expense is $12.3 million and $30.9 million for the three and nine months ended September 30, 2025, respectively, (including certain awards that are to be settled in cash). Cash-settled awards are typically recorded in accordance with GAAP at fair value and measured at each balance sheet date until settlement. The resulting fluctuations, which are primarily driven by changes in our stock price rather than operational performance, can introduce significant volatility in our earnings. To enhance comparability and provide a more stable view of performance over time, NFFO reflects a $3.5 million and $3.4 million adjustment in the three and nine months ended September 30, 2025, respectively, to arrive at total share-based compensation expense using grant date fair value for all awards (including cash-settled awards) of $8.9 million and $27.4 million for the three and nine months ended September 30, 2025.

(B) Includes revenue accrued during the period but not received in cash, such as deferred rent, payment-in-kind (“PIK”) interest or other accruals.

(C) Includes cash received to satisfy previously accrued non-cash revenue, such as the receipt of previously deferred rent or PIK interest.